United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 4, 2013

(Date of Report)

Legal Life Plans, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-119915	20-1499421
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2900 North Military Trail, Ste. 107 Boca Raton, FL	33431
(Address of principal executive offices)	(Zip Code)

(561) 672-7300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE:

This report on Form 8-K is being amended to revise

Item 4.01 Changes in Registrant’s Certifying Accountant.

Dismissal of Michael T. Studer CPA P.C.

On December 31, 2012, the Company dismissed Michael T. Studer CPA P.C. (“Studer”) as its principal independent accountant. Studer’s report on the Company’s financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion, except that Studer indicated on his Report of Independent Registered Public Accounting Firm on his audit report as of May 31, 2011 and 2012 that the Company’s present financial situation raises substantial doubt about its ability to continue as a going concern. The Board of Directors approved the decision to dismiss Studer as the Company’s principal independent accountant. During the Company’s two most recent fiscal years and through the date of Studer’s dismissal, there were no disagreements with Studer on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Studer, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

As of the date of this Current Report, the Company has provided Studer with a copy of the disclosures it is making in response to this Item 4.01. The Company has requested that Studer furnish, and Studer has furnished, a letter addressed to the SEC stating whether it agrees with the statements made by the Company in response to this Item 4.01 of this Current Report and, if not, stating the respects in which it does not agree (the “Studer Letter”). A copy of the Studer Letter is filed as Exhibit 16.1 to this Current Report.

Engagement of Daszkal, Bolton, LLP

On January 4, 2013 the Company retained Daszkal, Bolton, LLP of Boca Raton, FL, to serve as the Company’s independent Auditors.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Chene Gardner

Chene Gardner resigned his position as Chief Financial Officer on November 13, 2012. Such resignation was not due to any disagreements with the Company.

Appointment of Terry Kupfer

Terry Kupfer, age 78, was appointed as the Chief Financial Officer and a member of the Board of Directors of the Company effective January 21, 2013. There are no family relationships between Mr. Kupfer and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

Mr. Kupfer was an audit partner and Audit Practice Director – Arthur Anderson LLP, 1970 – 1997, Los Angeles, CA. He was the engagement partner for audits of both small and large public and private companies. Assignments included Occidental Petroleum Corporation, Hilton Hotels Corporation, Dillingham Corporation, Getty Oil Company, Wells Fargo Mortgage and Equity Trust, Ameron Corporation and The Donald L. Bren Company.

Appointment of Farid Dallal to Board of Directors

Farid Dallal, age 40, was appointed as a member of the Board of Directors of the Company effective January 1, 2013. There are no family relationships between Mr. Dallal and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

In 2004, Mr. Dallal established Dallal Enterprises Inc., a financial consulting firm specializing in sales and marketing infrastructure. In 2009, Mr. Dallal established Keep Living In Your Home Inc., a financial services company specializing in funding and restructuring residential and commercial real estate. Mr. Dallal attended Binghamton University where he achieved a BS in Business Management and a minor in MIS. He also held a Series 7 and 63 licenses; however, he is no longer registered to work in the securities industry.

Item 8.01 Other Events.

The Company has recently been informed alleged unauthorized transactions regarding sales of our Common Stock. Several of these transactions have now been reversed.  In conjunction with this, we have also learned that someone who was not authorized by the Company allegedly may have induced an investor to wire him money on a promise to receive shares of our Common Stock.  We are in the process of investigating this claim.  The Company was not a party to this, did not receive any proceeds from this alleged incident, and the alleged investor has not provided us with any documentation that would indicate that our shares of common stock were involved.  We are told the amount in dispute is $100,000.  We are in the process of contacting the Securities and Exchange Commission to let them know what has allegedly transpired, and to assist in any way possible. To date we are not aware of any litigation concerning the foregoing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

16.1	Letter from Micheal T. Studer CPA P.C. to the Securities and Exchange Commission, dated as of January 8, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2013	LEGAL LIFE PLANS, INC.
/s/ Scott Weissman
Scott Weissman
President